EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ANTHERA PHARMACEUTICALS, INC.
     Paul F. Truex hereby certifies that:
     ONE: The date of filing the original Certificate of Incorporation of Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”) with the Secretary of State of the State of Delaware was September 9, 2004.
     TWO: He is the duly elected and acting President of the Corporation.
     THREE: Each Section A and C of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     “A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is fifty-two million thirty thousand nine hundred thirty-nine (52,030,939) shares, thirty-one million five hundred seventy-five thousand (31,575,000) shares of which shall be Common Stock (the “Common Stock”) and twenty million four hundred fifty-five thousand nine hundred thirty-nine (20,455,939) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.”
     “C. Nine hundred forty five thousand nine hundred thirty-nine (945,939) of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), two million eight hundred thousand (2,800,000) of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred”), four million seven hundred ten thousand (4,710,000) of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred”) and twelve million (twelve million) shares of the authorized shares of Preferred Stock are hereby designated “Series B-2 Preferred Stock” (the “Series B-2 Preferred” and, together with Series A-1 Preferred, the Series A-2 Preferred and the Series B-1 Preferred the “Series Preferred”).”
     FOUR: This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
* * * *

     In Witness Whereof, Anthera Pharmaceuticals, Inc. has caused this Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation to be signed by its President this 8th day of December, 2009.

Anthera Pharmaceuticals, Inc.
By:	/s/ Paul F. Truex
Paul F. Truex, President

CERTIFICATE OF AMENDMENT
TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ANTHERA PHARMACEUTICALS, INC.